                                                                   EXHIBIT 99.2


                                 [Madison Bank]
                                   Letterhead






                                  May 25, 2001


Dear Fellow Shareholder:

        The Board of Directors and management of Madison Bank cordially invite you to attend a Special Meeting of Shareholders. The Special Meeting will be held at our main office located at 35388 U.S. Highway 19 North, Palm Harbor, Florida, on Tuesday, June 19, 2001, at 10:00 a.m., Eastern Time.

        The Notice of a Special Meeting of Shareholders and Proxy
Statement-Prospectus attached to this letter describe the formal business which will be transacted at the Special Meeting and provide material information concerning that business. Directors and officers of Madison Bank will be present at the Special Meeting to respond to any questions which you may have.

        YOUR VOTE IS IMPORTANT. Please sign, date and mail the enclosed Proxy Card promptly in the postage-paid envelope which has been provided for your use. If you attend the Special Meeting and prefer to vote in person, you will be given that opportunity.

        On behalf of the Board of Directors and all the employees of Madison Bank, we look forward to seeing you at the Special Meeting.




                                        Sincerely,

                                  MADISON BANK

                            ------------------------

                   NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 19, 2001

                            ------------------------


        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders ("Special Meeting") of Madison Bank ("Bank") will be held at the Bank's main office located at 35388 U.S. Highway 19 North, Palm Harbor, Florida on Tuesday, June 19, 2001, at 10:00 a.m., Eastern Time, for the following purposes:

        PROPOSAL I:    Approval of a Plan of Reorganization and Share
                       Exchange whereby: (i) the Bank will become a wholly-owned subsidiary of Madison BancShares, Inc. ("Madison
                       BancShares"), a Florida corporation; and (ii) all of the outstanding shares of the Bank common stock will be converted, on a one-for-one basis, into outstanding shares of common stock of Madison BancShares;

        PROPOSAL II:   Adjournment of the Special Meeting to solicit
                       additional proxies in the event that there are not sufficient votes to approve Proposal I; and

        The Board of Directors has fixed the close of business on May 14, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only holders of common stock of record at the close of business on that date will be entitled to vote at the Special Meeting or any adjournments thereof. In the event that there are insufficient votes for a quorum to approve Proposal I at the time of the Special Meeting, the Special Meeting may be adjourned pursuant to Proposal II to permit further solicitation of proxies by the Bank.



                                 By Order of the Board of Directors








Palm Harbor, Florida
May 25, 2001

                                  MADISON BANK

                               -------------------

                           PROXY STATEMENT-PROSPECTUS

                               -------------------


        This Proxy Statement-Prospectus and the accompanying Proxy Card are being furnished to shareholders of record of Madison Bank ("Bank"), in connection with the solicitation of proxies by the Board of Directors, to be voted at a Special Meeting of Shareholders to be held on June 19, 2001 at 10:00 a.m. ("Special Meeting"). The Special Meeting will be held at our main office located at 35388 U.S. Highway 19 North, Palm Harbor, Florida.

        Shareholders are being asked to consider and vote upon the following matters:

        PROPOSAL I     Approval of the Plan of Reorganization and Share Exchange
                       ("Plan of Reorganization"); and

        PROPOSAL II    Adjournment of the Special Meeting to solicit
                       additional proxies in the event that there are not sufficient votes to approve Proposal I, if necessary.

        THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT-PROSPECTUS. YOU ARE STRONGLY URGED TO READ AND CAREFULLY CONSIDER THIS PROXY STATEMENT-PROSPECTUS IN ITS ENTIRETY.

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized by the Bank or by Madison BancShares, Inc. ("Madison BancShares"). This document does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Proxy Statement-Prospectus will not, under any circumstances, create any implication that there has not been any change in the affairs of the Bank or of Madison BancShares since the date hereof.



                       ----------------------------------

          The date of this Proxy Statement-Prospectus is May 25, 2001.


                                TABLE OF CONTENTS

                                                                      Page

AVAILABLE INFORMATION...................................................1
PROXY STATEMENT INFORMATION.............................................1
        Solicitation and Voting of Proxies..............................1
        Revocation of Proxy.............................................1
        Voting Securities and Principal Holders Thereof.................2
        Management of the Bank..........................................2
        Beneficial Stock Ownership......................................5
        Management of Madison BancShares................................5
PROPOSAL I - PLAN OF REORGANIZATION.....................................6
        General.........................................................6
        Reasons for Reorganization......................................7
        Description of Reorganization...................................7
        Conditions to Reorganization....................................7
        Treatment of Stock Certificates.................................7
        Amendment or Termination........................................8
        Effect on Benefit Plans.........................................8
        Accounting for Reorganization...................................8
        Tax Consequences of Reorganization..............................8
        Comparison of Stockholder Rights................................9
        Appraisal/Dissenters' Rights...................................11
        Corporate Structure............................................11
RECOMMENDATION OF THE BOARD OF DIRECTORS...............................11
DIVIDENDS..............................................................12
        General........................................................12
        Florida Law Restrictions.......................................12
REGULATION AND SUPERVISION.............................................13
        Monetary Policies..............................................13
        Regulatory Oversight...........................................13
PROPOSAL II - ADJOURNMENT OF SPECIAL MEETING...........................18
RECOMMENDATION OF THE BOARD OF DIRECTORS...............................18
LEGAL PROCEEDINGS......................................................18
SHAREHOLDER PROPOSALS..................................................18
Plan of Reorganization and Share Exchange......................Appendix A
Articles of Incorporation of Madison BancShares................Appendix B
Dissenters' Rights.............................................Appendix C

                              AVAILABLE INFORMATION

        The Bank currently does not file periodic reports with the Securities and Exchange Commission. The reorganization and formation of the holding company pursuant to the Plan of Reorganization is exempt from registration with the Securities and Exchange Commission under the Securities Exchange Act of 1934 ("34 Act"). Following the reorganization and formation of the holding company, however, Madison BancShares will be required to file periodic reports with the Securities and Exchange Commission. A 34 Act Registration Statement and other reporting documents will be filed electronically via EDGAR by Madison BancShares and can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a website which contains registration statements, reports, proxy and information statements and other information regarding registrants which file electronically with the Securities and Exchange Commission. Madison BancShares' complete registration statement will be available for review on this website. The address of the website is http://www.sec.gov. Copies of exhibits may also be obtained by written request addressed to: Robert B. McGivney, President and Chief Executive Officer, Madison BancShares, Inc., 35388 U.S. Highway 19 North, Palm Harbor, Florida 34684-1900.

                           PROXY STATEMENT INFORMATION

SOLICITATION AND VOTING OF PROXIES

        This Proxy Statement-Prospectus and the accompanying Proxy Card are being furnished to shareholders of record as of May 14, 2001, in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Special Meeting.

        Regardless of the number of shares of common stock which you may own, it is important that you be represented by proxy or be present in person at the Special Meeting. You are requested to vote by completing the enclosed Proxy Card and returning it, signed and dated, in the enclosed postage-paid envelope. Please indicate your vote in the spaces provided on the Proxy Card. Proxies solicited by the Board of Directors of the Bank will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED "FOR" THE APPROVAL OF THE PLAN OF REORGANIZATION AND "FOR" THE ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE PROPOSAL I.

        It is important that your proxy be returned promptly. Therefore, whether or not you plan to be present at the Special Meeting, please complete, sign and date the enclosed Proxy Card and return it in the enclosed postage paid envelope.

REVOCATION OF PROXY

        Your presence at the Special Meeting will not automatically revoke your proxy. You may revoke a proxy, however, at any time prior to its exercise by:

        -       filing with the Bank a written notice of revocation;

        - delivering to the Bank a duly executed proxy bearing a later date; or

        -       attending the Special Meeting and voting in person.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The securities which may be voted at this Special Meeting consist of shares of common stock of the Bank, par value $1.10 per share, with each share entitling its owner to one vote. The close of business on May 14, 2001, has been fixed by the Board of Directors as the "record date" for determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof. The total number of shares of Bank common stock outstanding on the record date was 1,420,696 shares.

        The presence, in person or by proxy, of at least a majority of the total number of shares of Bank common stock entitled to vote is necessary to constitute a quorum at the Special Meeting. In the event there are not sufficient votes to approve any one or more of the Proposals at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit the further solicitation of proxies.

        The information below is furnished regarding the only person who is believed to be the beneficial owner of 5% or more of the outstanding shares of Bank common stock as of the record date.

                                            AMOUNT OF           PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER     COMMON STOCK(1)          CLASS
------------------------------------     ---------------        ----------
Melvin S. Cutler                             225,824              15.90%
Cutler, Wentzell & Moynihan, LLC
306 Main Street, 2nd Floor
Worcester, MA 01608

---------------

(1)     Includes shares for which the named person:

        -       has sole voting and investment power,

        -       has shared voting and investment power with a spouse, or

        -       holds in an IRA or other retirement plan,

        - but does not include shares that may be acquired by exercising stock options.


MANAGEMENT OF THE BANK

        The direction and control of the Bank is vested in its Board of Directors, members of which are elected by the shareholders. The Board of Directors elects executive officers to manage the day-to-day affairs of the Bank.

        The following information relates to the directors and executive officers of Bank as of the record date. Directors and executive officers are elected annually to serve for one-year terms. On and after the "Effective Date" (as defined in the Plan of Reorganization), the Board of Directors of the Bank shall continue to serve in that capacity until such time as their successors have been elected and qualified.

        ROBERT W. BYRD, age 60, is a founding director of the Bank, having first been elected to the Board in 1985. He serves as a member of the Bank's Shareholder Relations and Audit and Compliance Committees and is also a director of Madison BancShares. Through Byrd Corporation, he is a real estate investor and developer with current projects in Pinellas, Pasco and Hillsborough Counties, Florida. Mr. Byrd has served as President of the Florida Association of Realtors and Vice President of the National Association of Realtors. He has also served as President of the Greater Clearwater Chamber of Commerce and the Downtown Clearwater Rotary Club. Mr. Byrd is a distinguished alumnus of Florida State University.

        GEORGE M. CANTONIS, age 53, is a founding director of the Bank, having first been elected to the Board in 1985. He serves on the Investment and Compensation Committees and is also a director of Madison BancShares. Mr. Cantonis is President of The Cantonis Company and Executive Vice President of Acme Sponge & Chamois, a subsidiary of The Cantonis Company. Acme Sponge & Chamois is an international company and one of the major providers in the world for chamois products. The Cantonis Company also owns five hotels in Florida. Mr. Cantonis is active in the community and has recently served as Chairman of the Board of Morton Plant Mease Health Care and Chairman of BayCare. Mr. Cantonis received his Bachelors Degree from Princeton University and his Masters of Business Administration from the University of Chicago.

        THOMAS A. CASTRIOTA, age 47, became a member of the Board in 2000 and also serves on Madison BancShares' Board. Mr. Castriota is the owner of Castriota Chevrolet and serves on the Board of Trustees of Bayonet Regional Hospital. He is currently President of the Pasco Education Foundation and a Charter Member of the Trinity Rotary Club. He was awarded the Paul Harris Fellow Award from Rotary International, received the Florida Business Partners Award from the Florida Commissioner of Education, and the Genuine Leaders Award from Chevrolet Motors Division in 1997 and 1998.

        WAYNE R. COULTER, age 58, became a member of the Board in 1999 and is also a director of Madison BancShares. Mr. Coulter is a partner in the law firm of Dolzer and Coulter and is a Board Certified Wills, Trusts and Estates Attorney. Mr. Coulter is a former director of NationsBank (North Suncoast) and Barnett Bank of Pasco. Mr. Coulter is a past President of the West Pasco Bar Association and the Greater West Hernando Chamber of Commerce. Mr. Coulter received a Juris Doctorate and a Bachelors of Science from Stetson University.

        MELVIN S. CUTLER, age 68, is the Chairman of the Board of both the Bank and Madison BancShares. Mr. Cutler is a founding director and principal shareholder of the Bank, having first been elected to the Board in 1985. He serves on the Bank's Shareholder Relations, Investment and Compensation Committees. Mr. Cutler is also President of Cutler, Wentzell & Moynihan, LLC, a real estate investment advisor. He also serves as Chairman of the Board and is a principal shareholder of Cutler Associates, Inc., a design, building and contracting firm with offices in Florida, Massachusetts and Pennsylvania. He received his Bachelors Degree at City University of New York. Mr. Cutler is a professional engineer and a registered investment representative.

        JUDITH F. GAFFNEY, age 53, is the Bank's Senior Vice President - Retail Banking. Ms. Gaffney joined the Bank in October 1999. Prior to that, she served as Senior Vice President of Branch Administration for Sun Trust Bank, Gulf Coast, Sarasota, Florida, from 1994 to 1998. From 1987 to 1993, she was Senior Vice President of Retail Banking for Irwin Union Bank and Trust, Columbus, Ohio.

        ROBERT B. MCGIVNEY, age 52, is a director, the President and Chief Executive Officer of the Bank and of Madison BancShares. Mr. McGivney became the President of the Bank in September 1990. He currently serves on its Investment Committee. Before joining the Bank, Mr. McGivney was a banker in San Antonio, Texas for 21 years, 17 of which were with Cullen/Frost Bankers, an $8 billion bank holding company headquartered in San Antonio. He served as President and Chief Executive Officer of two of the holding company's affiliate banks in San Antonio. Mr. McGivney is active in the community and currently is on the Government Relations Council and Community Bank Council of the Florida Bankers Association. He is Chairman of the Trustees of Mease Hospital. He also serves as a member of the Morton Plant Mease Health Care Executive, Finance and Quality Committees and is on the Executive Board of the West Central Florida Council of the Boy Scouts of America.

        DAVID PAETZOLD, age 50, is Executive Vice President and Senior Loan Officer of the Bank. Mr. Paetzold joined the Bank in October 1999. From August 1994 to October 1999, he served as President and Chief Executive Officer of American Sterling Bank and Sterling Bancorp, Inc., Sugar Creek, Missouri. From 1991 to 1994, Mr. Paetzold was President and Chief Executive Officer of SouthTrust Bank of Southwest Florida, N.A., Fort Myers, Florida.

        HENRY O. SPEIGHT, age 53, is the Chief Financial Officer and Executive Vice President of the Bank and Chief Financial Officer and Treasurer of Madison BancShares. Mr. Speight joined the Bank in April 2000. Prior to that time, he served as Senior Vice President of Citrus Bank, N.A., Vero Beach, Florida and Executive Vice President of its parent holding company, Citrus Financial Services, Inc., beginning in 1989. He is a graduate of the University of South Florida, Tampa, Florida.

        PAUL J. WIKLE, age 39, was first elected the Board in 1996. He currently serves on the Bank's Audit and Compensation Committees and is also a director of Madison BancShares. Mr. Wikle is the President and Owner of Coldwell Bank/Wikle Properties, a commercial and residential real estate firm located in Palm Harbor, Florida. Mr. Wikle is also active as a real estate investor and developer in northern Pinellas County. He is very active in the community, serving on the Board of the Tarpon Springs Chamber of Commerce, and as a past Secretary and Treasurer for the Greater Clearwater Association of Realtors. He is a Trustee for the First United Methodist Church of Tarpon Springs and has served as President of the Tarpon Springs Chamber of Commerce and the Tarpon Springs Jaycees. Mr. Wikle is a native of Palm Harbor and received his Bachelors Degree in Real Estate from Florida State University.

BENEFICIAL STOCK OWNERSHIP

        The following table contains information regarding the current beneficial ownership of Bank common stock by each Bank director, executive officer, and all of the directors and executive officers as a group, as of the record date. The percentage of total outstanding shares held by each person reflects the number of shares that person currently owns, plus the number of shares that person has the right to acquire. Following the adoption of the Plan of Reorganization, these totals will reflect ownership of Madison BancShares common stock.

                                      NUMBER                    % OF
                                    OF SHARES    RIGHT TO    BENEFICIAL
NAME                                 OWNED(4)   ACQUIRE(4)    OWNERSHIP
Robert W. Byrd (1)                    17,549      11,025        2.00%
George M. Cantonis (1)                15,444      11,025        1.85
Thomas A. Castriota (1)                   --      10,500        0.73
Wayne R. Coulter (1)                  13,230      11,025        1.69
Melvin S. Cutler (2)                 225,824      16,538       16.86
Judith F. Gaffney (3)                    105       5,513        0.39
Robert B. McGivney (2)                34,158      55,125        6.05
David P. Paetzold (3)                    105      11,025        0.78
Henry O. Speight (3)                     105       8,820        0.62
Paul J. Wikle (1)                      7,982      11,025        1.33
                                     -------     -------     -------
ALL DIRECTORS AND EXECUTIVE
OFFICERS AS A GROUP (10 PERSONS)     314,502     151,621       29.65%
                                     =======     =======     =======

----------------------

(1)     Bank director only.

(2)     Bank director and executive officer.

(3)     Bank executive officer only.

(4)     Includes shares or options for which the named person:

        -       has sole voting and investment power,

        -       has shared voting and investment power with a spouse, or

        -       holds in an IRA or other retirement plan program.

MANAGEMENT OF MADISON BANCSHARES

        The Board of Directors of Madison BancShares consists of those persons who presently serve as directors of the Bank. Furthermore, all of Madison BancShares' executive officers also serve as executive officers of the Bank. See Management of the Bank. The directors and executive officers set forth below shall serve as directors or executive officers until Madison BancShares' first annual meetings which will be held in the year 2002:

NAME                                          POSITION
----                                          --------
Robert W. Byrd                                Director

George M. Cantonis                            Director

Thomas A. Castriota                           Director

Wayne R. Coulter                              Director

Melvin S. Cutler                        Chairman of the Board

Robert B. McGivney                     Director, President and
                                       Chief Executive Officer

Henry O. Speight                       Chief Financial Officer

Paul J. Wikle                                 Director

             PROPOSAL I - PLAN OF REORGANIZATION AND SHARE EXCHANGE

GENERAL

        The Board of Directors of the Bank has unanimously approved the Plan of Reorganization and recommends that shareholders vote "FOR" the Plan of Reorganization. The Plan of Reorganization will result in Madison BancShares being the parent company of the Bank, and the exchange of all of the outstanding shares of Bank common stock, on a one-for-one basis, for shares of Madison BancShares common stock. A copy of the Plan of Reorganization is hereby incorporated by reference into this Proxy Statement-Prospectus and the following discussion is qualified in its entirety by reference to the Plan of Reorganization which is attached hereto as APPENDIX A.

        Madison BancShares is a newly-organized Florida corporation which has been formed to be the parent holding company of the Bank. Madison BancShares has no prior operating history. If the Plan of Reorganization is approved by the shareholders, and subject to satisfaction of all other conditions set forth in the Plan of Reorganization, upon the Effective Date, each share of Bank common stock then outstanding shall be converted automatically, by operation of law, into a share of Madison BancShares common stock.

        After the reorganization, the Bank will conduct business and operations as a wholly-owned subsidiary of Madison BancShares and the consolidated capital, assets, liabilities, income and the financial statements of Madison BancShares immediately following the Effective Date will be substantially the same as those of the Bank immediately prior to the Effective Date. Hacker, Johnson & Smith, P.A., the independent auditors of the Bank, will serve as Madison BancShares' indepen- dent auditors. All the directors and executive officers of Madison BancShares currently serve as directors and executive officers of the Bank. See Management of the Bank and Management of Madison BancShares.

        Approval of the Plan of Reorganization by the requisite number of holders of shares of Bank common stock will constitute approval of the Articles of Incorporation of Madison BancShares. A copy of Madison BancShares' Articles of Incorporation is incorporated by reference into this Proxy
Statement-Prospectus and is attached hereto as APPENDIX B.

REASONS FOR REORGANIZATION

        Management and the Board of Directors of the Bank believe that the reorganization will: (i) provide greater operating flexibility than is currently enjoyed by the Bank; (ii) facilitate the acquisition of other financial institutions through the holding company structure; (iii) facilitate the infusion of capital into the Bank; and (iv) enhance the Bank's ability to remain competitive in the future by providing diversified financial services. The establishment of a holding company will permit diversification of operations and the acquisition and formation of companies engaged in lines of business which are complementary to the Bank's business, and should help reduce the risks inherent in an industry which is sensitive to interest rate changes.

        It should also be noted, that the reorganization will subject Madison BancShares to additional regulation from the Federal Reserve Board and the Securities and Exchange Commission, which could increase Madison BancShares' overhead expenses. The Board of Directors believes that the reorganization is in the best interests of the Bank and its shareholders and unanimously recommends a vote for approval of the Plan of Reorganization. To the extent that management may be deemed to benefit from the reorganization, however, management may be viewed as having a conflict of interest in recommending the approval of the Plan of Reorganization.

DESCRIPTION OF REORGANIZATION

        The reorganization will be accomplished through the following steps:

        1. Madison BancShares was incorporated under the laws of the State of Florida on May 8, 2001.

        2. Shares of Bank common stock outstanding prior to the reorganization will be converted on a one-for-one basis into shares of Madison BancShares common stock, so that all the shareholders of the Bank will become the shareholders of Madison BancShares.

CONDITIONS TO REORGANIZATION

        The Plan of Reorganization sets forth several conditions which must be satisfied before the reorganization may be consummated, including the following:
(i) approval of the Plan of Reorganization by the affirmative vote of the holders of a majority of the Bank's outstanding shares of stock entitled to vote at a meeting of shareholders called for such purpose; and (ii) properly exercised "dissenter shares" (as defined in the Plan of Reorganization) not exceeding 10% of the Bank's total outstanding shares.

TREATMENT OF STOCK CERTIFICATES

        After the Effective Date, every certificate previously representing shares of Bank common stock will automatically represent an equal number of shares of Madison BancShares common stock as previously set forth herein. After the Effective Date, shareholders will be required to exchange their stock certificates for new certificates. Computershare Investor Services, 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228 will act as the transfer agent for Madison BancShares.

AMENDMENT OR TERMINATION

        The Boards of Directors of the Bank and Madison BancShares, by mutual consent, may amend or terminate the Plan of Reorganization, if they determine for any reason that such amendment or termination would be advisable. An amendment may occur at any time prior to the completion of the reorganization, whether before or after shareholder approval of the Plan of Reorganization, except that, after shareholder approval, the Plan of Reorganization may only be amended in accordance with Section 607.1103, Florida Statutes. This statute requires shareholder approval for any amendment which: (i) changes the consideration to be received by the shareholders; (ii) changes any term of the Plan of Reorganization in a way which would materially and adversely affect the shareholders or the Bank; or (iii) amends the Bank's Articles of Incorporation. The reorganization may be terminated, however, at any time prior to its completion.

EFFECT ON BENEFIT PLANS

        Except for the Bank's stock option plans, all other employee benefit plans of the Bank in existence on the Effective Date will be unchanged by the reorganization and will remain plans of the Bank. The stock option plans will be assumed by and become the stock option plans of Madison BancShares.

ACCOUNTING FOR REORGANIZATION

        The reorganization, if completed as proposed, will be treated as a pooling of interests for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of the Bank will be included in the consolidated financial statements of Madison BancShares at their respective book values as of the Effective Date.

TAX CONSEQUENCES OF REORGANIZATION

        The Bank has been advised by its tax counsel, Igler & Dougherty, P.A., that:

        1. No gain or loss will be recognized by the shareholders upon the transfer common stock to Madison BancShares solely in exchange for Bank common stock;

        2. The basis of Madison BancShares common stock to be received by the shareholders in the reorganization will, in each instance, be the same as the basis of the Bank common stock exchanged therefor; and

        3. The holding period of Madison BancShares common stock received by the shareholders of the Bank in the reorganization will, in each instance, include the period during which such shareholders held their Bank common stock exchanged therefor, provided that such Bank common stock is held as a capital asset on the Effective Date.

        Accordingly, the reorganization will have no adverse federal income tax effects on Madison BancShares, the Bank, or the shareholders of the Bank. A taxable event will occur, however, for holders of dissenting shares who receive payment for such shares.

        THE INTERNAL REVENUE SERVICE IS NOT BOUND BY THE ADVICE OF THE BANK'S TAX COUNSEL AND EACH SHAREHOLDER OF THE BANK SHOULD CONSULT HIS OR HER TAX COUNSEL AS TO THE SPECIFIC FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE REORGANIZATION, IF ANY, FOR SUCH SHAREHOLDER.

COMPARISON OF STOCKHOLDER RIGHTS

        As a result of the reorganization, holders of Bank common stock, whose rights are presently governed by state and federal laws and the Articles of Incorporation and Bylaws of the Bank, will become shareholders of Madison BancShares. Accordingly, their rights will be governed by state and federal laws, the Articles of Incorporation and the Bylaws of Madison BancShares. There are certain differences between the rights of the shareholders of Madison BancShares and the rights of the shareholders of the Bank. The following discussion is only a summary and is not intended in any way to be a complete description of all of the provisions of the Articles of Incorporation and the Bylaws of Madison BancShares which may affect the rights of shareholders. The Articles of Incorporation of Madison BancShares, attached hereto as APPENDIX B, should be carefully reviewed.

        A. ABSENCE OF PREEMPTIVE RIGHTS. Neither the Bank's nor Madison BancShares' Articles of Incorporation provide for preemptive rights with respect to the issuance of shares.

        B. AUTHORIZED SHARES. The total number of shares of capital stock which the Bank has authority to issue is 5,000,000, of which 3,000,000 are shares of common stock, having a par value of $1.10 per share, and 2,000,000 are shares of convertible preferred stock, having a par value of $1.00 per share. Madison BancShares' Articles of Incorporation authorize 5,000,000 shares of capital stock comprised of 4,000,000 shares of common stock, having a par value of $0.01 per share, and 1,000,000 shares of preferred stock, having a par value of $0.01 per share. The number of shares of capital stock were authorized to provide Madison BancShares' Board of Directors the flexibility to issue additional shares without shareholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee stock options and other similar purposes. None of the 1,000,000 shares of preferred stock of Madison BancShares will be issued in the reorganization.

        The holders of Madison BancShares common stock will have sole voting rights on all matters required to be voted and acted upon by the shareholders. Holders of Madison BancShares common stock are entitled to receive dividends, if any, when and as declared by the Board of Directors out of funds legally available to pay dividends. The right to receive dividends is subordinate to that of the holders of Madison

BancShares preferred stock, if and when issued. Holders of Madison BancShares common stock do not have preemptive or other subscription rights, are not subject to further calls or assessments by Madison BancShares and upon liquidation and payment of the full amount to which holders of any issued shares of Madison BancShares preferred stock, are entitled to share ratably in the assets available of Madison BancShares.

        C. VOTING RIGHTS; ANNUAL MEETINGS. Neither the Bank's nor Madison BancShares' Articles of Incorporation provide for cumulative voting. Cumulative voting enables a shareholder to multiply the number of his or her shares by the number of directorships being voted on and cast the total for one nominee or amongst a group of nominees. Under both the Bank's and Madison BancShares' Articles of Incorporation, each shareholder is entitled to one vote per share owned for each matter requiring a shareholder vote.

        Madison BancShares' Articles of Incorporation provide that any action required or permitted to be taken by its shareholders may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting. The Bank's Articles of Incorporation, however, permit corporate action to be effected by written consents. Furthermore, a Special Meeting of the Bank's shareholders may be called by a majority of the Board of Directors, the President or shareholders owning at least 10% of the outstanding shares of stock entitled to vote at the meeting. A Special Meeting of Madison BancShares' shareholders may only be called by a majority of the total number of authorized directors, the President, the Chairman of the Board or shareholders owning at least 10% of the outstanding shares of Madison BancShares. These provisions of Madison BancShares' Articles of Incorporation may limit the ability of shareholders to remove or replace directors, thereby perpetuating incumbent management.

        D. NUMBER AND TERM OF DIRECTORS. The Bank's Articles of Incorporation and Bylaws provide that the Board of Directors shall consist of not fewer than five nor more than 11 directors. Madison BancShares' Articles of Incorporation state that the Board of Directors shall be comprised of not less than five nor more than 11 directors and that its size shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the full Board. The initial number of directors for Madison BancShares will be seven. Both the Bank's and Madison BancShares' Articles of Incorporation provide that directors serve for one-year terms.

        E. EVALUATION OF OFFERS. Madison BancShares' Articles of Incorporation provide that the Board of Directors, when evaluating any offer of any potential acquirer to: (i) make a tender or exchange offer for any equity security of Madison BancShares; (ii) merge or consolidate Madison BancShares with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Madison BancShares, shall, in connection with the exercise of its judgment in determining what is in the best interest of Madison BancShares and its shareholders, give due consideration to all relevant factors, as defined therein. While such authority of the Board is generally recognized, by having this provision in Madison BancShares' Articles of Incorporation, the Board of Directors may be in a stronger position to oppose a transaction if the Board concludes that the transaction would not be in the best interests of Madison BancShares, even if the price offered is significantly greater than the then market price of any equity security of Madison BancShares. Madison BancShares' Articles of Incorporation require the vote of a majority of outstanding shares to approve a proposal to merge or acquire Madison BancShares. Pursuant to statute, the Bank is subject to the same voting requirement.

        F. AMENDMENT OF ARTICLES OF INCORPORATION. Amendments to both Madison BancShares' and the Bank's Articles of Incorporation must be approved by a majority vote of the Board of Directors and also by a majority of outstanding shares of the voting stock.

APPRAISAL/DISSENTERS' RIGHTS

        The Bank's shareholders will be entitled to dissenters' rights in accordance with Section 658.44, Florida Statutes. The following discussion is qualified in its entirety by reference to that Section. A copy thereof is attached hereto as APPENDIX C and is incorporated herein by reference. While it is not expected that any of the Bank's shareholders will exercise dissenters' rights, up to 10% could exercise such rights without impeding the adoption of the Plan of Reorganization, as provided therein.

        Shareholders of the Bank wishing to exercise dissenters' rights must either vote against the Plan of Reorganization or give notice to the Bank at or prior to the Special Meeting of their intent to dissent. The owners of shares of Bank common stock who have timely and properly exercised their dissenters' rights by voting against the Plan of Reorganization and complied with applicable provision of the above-referenced statutes are herein referred to as "Dissenting Shareholders." Failure to vote against the Plan of Reorganization will result in a waiver of dissenters' rights. If the Plan of Reorganization is approved, on or promptly after the Effective Date, Madison BancShares will offer the Dissenting Shareholders a cash amount in exchange for their shares.

        If a Dissenting Shareholder wishes to accept such offer, that shareholder must surrender his or her shares within thirty days after the Effective Date. If a Dissenting Shareholder does not wish to accept such an offer, the Dissenting Shareholder and Madison BancShares will each pick an appraiser, and the two partisan appraisers will select an additional appraiser. The price paid by Madison BancShares for the Dissenting Shareholders' shares shall be the value agreed on by any two of the appraisers. If, within ninety days from the Effective Date, one or more appraiser has not been selected or the appraisers have not reached a valuation, the Florida Department of Banking and Finance ("Department") shall cause a binding appraisal of the Dissenting Shareholders' shares to occur at Madison BancShares' expense. This valuation shall then be the price paid by Madison BancShares for the Dissenting Shareholders' shares.

CORPORATE STRUCTURE

        Madison BancShares' corporate structure will be that of a one-bank holding company organized under the laws of the State of Florida. A copy of Madison Bancshares' Articles of Incorporation are included herein as APPENDIX B.

        Immediately after the reorganization, Madison BancShares will have one wholly-owned first tier subsidiary, the Bank.

--------------------------------------------------------------------------------

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                       SHAREHOLDERS VOTE "FOR" PROPOSAL I.

--------------------------------------------------------------------------------

                                    DIVIDENDS

GENERAL

        Neither the Bank nor Madison Bancshares has a formal dividend policy. The primary source of income for Madison BancShares will be dividends from the Bank. A Florida chartered commercial bank, such as the Bank, may not pay cash dividends that would cause its capital to fall below the minimum amount required by federal or Florida law. Otherwise, a commercial bank may pay a dividend out of the total of current net profits, plus retained net profits of the preceding two years to the extent it deems expedient, except as described below. Twenty percent of the net profits in the preceding two year period may not be paid in dividends, but must be retained to increase capital surplus until such surplus equals the amount of common and preferred stock issued and outstanding. In addition, no bank may pay a dividend at any time when net income in the current year combined with retained net income from the preceding two years produces a loss. The ability of the Bank to pay dividends to Madison BancShares will depend in part on the FDIC capital requirements in effect at such time and the ability of the Bank to comply with such requirements.

        Future payment of dividends will be subject to determination and declaration by Madison BancShares's Board of Directors, which will take into account Madison BancShares' consolidated earnings and financial condition, the current and prospective capital position of the Bank, as well as other factors, including planned future growth of the Bank, economic conditions, industry standards and regulatory restrictions and tax consequences. The ability of Madison BancShares to accumulate earnings for the payment of dividends to its shareholders is primarily dependent upon the ability of the Bank to pay dividends to Madison BancShares. Based upon all of these factors, no assurances can be given that any dividend will be declared or, if declared, what the amount of such dividend would be or whether such dividends would continue in future periods.

FLORIDA LAW RESTRICTIONS

        Madison BancShares is also subject to the requirements of Florida law, which generally prohibit the payment of dividends by a corporation when the corporation is unable to pay its debts as they become due in the usual course of business. Florida law further prohibits the payment of dividends if the corporation's total assets would be less than the sum of its total liabilities plus (unless its Articles of Incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose rights are superior to those receiving the distributions.

                           REGULATION AND SUPERVISION

MONETARY POLICIES

        The results of the Bank's operations, are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money market, as well as the effect of action taken by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or credit losses and earnings.

REGULATORY OVERSIGHT

        The Bank operates, and following the reorganization, Madison BancShares is expected to operate in a highly regulated environment with numerous federal and state laws and regulations governing their activities. Such business activities, which are governed by statute, regulation and administrative policies, are supervised by a number of federal regulatory agencies, including the Federal Reserve Board, the Department and the FDIC. The following is a brief summary of the legislation and regulations which affect the Bank and will affect Madison BancShares.

        In November 1999, the financial services regulations were significantly reformed with the adoption of the Gramm-Leach-Bliley Act ("GLA"). The GLA provides for the streamlining of the regulatory oversight functions of the various federal banking agencies. Of significance, the GLA permits bank holding companies that are well managed, well capitalized and that have at least a satisfactory Community Reinvestment Act rating to operate as Financial Holding Companies ("FHC"). In addition to activities which are permissible for bank holding companies and their subsidiaries, the GLA permits FHCs and their subsidiaries to engage in a wide variety of other activities that are "financial in nature" or are incidental to financial activities. These new activities will enable Madison BancShares to consider and engage in new lines of business.

        The GLA also requires financial institutions to permit, with few exceptions, their customers to "opt out" of having their personal financial information shared with nonaffiliated third parties. The GLA bars financial institutions from disclosing customer account numbers to direct marketers and mandates that institutions provide annual disclosures to their customers regarding the institution's privacy policies and procedures.

        Madison BancShares will be regulated by the Federal Reserve Board under the Bank Holding Company Act of 1956, which requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with another bank holding company. The Federal Reserve Board (pursuant to regulations and published policy statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve Board policy, Madison BancShares may be required to provide financial support to a subsidiary bank, such as the Bank, at a time when, absent such Federal Reserve Board policy, Madison BancShares may not deem it advisable to provide such assistance.

        A bank holding company is generally prohibited from acquiring control of any company which is not a bank and from engaging in any business other than the business of banking or managing and controlling banks. However, there are certain activities which have been identified by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto and thus permissible for bank holding companies.

        As a bank holding company, Madison BancShares will be required to file with the Federal Reserve Board an annual report of its operations at the end of each fiscal year and such additional information as the Federal Reserve Board may require pursuant to the Act. The Federal Reserve Board may also make examinations of Madison BancShares and each of its subsidiaries.

        As a publicly traded company with its shares of common stock registered under the 34 Act, Madison BancShares will be required to file periodic public disclosure reports with the Securities and Exchange Commission pursuant to the 34 Act, and the regulations promulgated thereunder.

        A Form 10-KSB is a required annual report which must contain a complete overview of Madison BancShares' business, financial, management, regulatory, legal, ownership and organizational status. Madison BancShares must file Form 10-KSB by March 31st of each year.

        Similarly, a Form 10-QSB, must contain information concerning Madison BancShares on a quarterly basis. Although Form 10-KSB requires the inclusion of audited financial statements, unaudited statements are sufficient for inclusion on Form 10-QSB. Additionally, any significant non- recurring events which occur during the subject quarter, as well as changes in securities, any defaults and the submission of any matters to a vote of security holders, must also be reported on Form 10-QSB.

        Additionally, if any of six significant events (a change in control, an acquisition or disposition of significant assets, bankruptcy or receivership, a change in certifying accountant, a resignation of directors or a change in fiscal year end) occurs in a period between the filing of Form 10-KSB or a Form 10-QSB, such event must be reported on a Form 8-K within 15 days of the event, or such shorter period as required by regulation. When communicating with shareholders, Madison BancShares' proxy solicitations for its Annual Meetings of Shareholders, or any Special Meeting, will be required to contain certain detailed disclosures regarding the current status of Madison BancShares.

        Individual directors, officers and owners of more than 10% of Madison BancShares' stock will also be required to file individual disclosures of the amount of Madison BancShares securities (stock, options or warrants) they beneficially own and of any transactions in such securities to which they are parties. The initial status of all such persons will be reported on individual Form 3s. Subsequent securities transactions will be reported on Form 4 as they occur, and an annual report of ownership is filed on Form 5. In certain instances, the filing of a Form 4 or a Form 5 can relieve the reporting individual of their duty to file the other. In addition, each beneficial owner of 5% or more of Madison BancShares outstanding common stock will be required to file a Schedule 13-D.

        The National Association of Securities Dealers has adopted a rule requiring the audit committees of Boards of Directors of reporting corporations to undertake certain organizational and operational steps. The Securities and Exchange Commission has adopted a similar rule. These standards will require Madison BancShares' audit committee to be comprised of a majority of independent, non-employee directors who are financially literate. Furthermore, the audit committee will be required to adopt a formal charter defining the scope of its operations. The Securities and Exchange Commission's rule also requires auditors to review the financial statements contained in Form 10-QSBs.

        As a state-chartered bank, Madison is subject to the supervision of the Department and the FDIC. With respect to expansion, the Bank may establish branch offices anywhere within the State of Florida. The Bank is also subject to the Florida banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit. In addition, the Bank, as a subsidiary of Madison BancShares, will be subject to restrictions under federal law in dealing with Madison BancShares and other affiliates, if any. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate and the purchase of assets from an affiliate.

        Loans and extensions of credit by state banks are subject to legal lending limitations. Under state law, a state bank may grant unsecured loans and extensions of credit in an amount up to 15% of its unimpaired capital and surplus to any person. In addition, a state bank may grant additional loans and extensions of credit to the same person up to 10% of its unimpaired capital and surplus, provided that the transactions are fully secured. This 10% limitation is separate from, and in addition to, the 15% limitation for unsecured loans. Loans and extensions of credit may exceed the general lending limit if they qualify under one of several exceptions.

        Both Madison BancShares and the Bank are subject to or will be subject to regulatory capital requirements imposed by the Federal Reserve Board, the FDIC and the Department. Both the Federal Reserve Board and the FDIC have established risk-based capital guidelines for bank holding companies and banks which make regulatory capital requirements more sensitive to differences in risk profiles of various banking organizations. The capital adequacy guidelines issued by the Federal Reserve Board are applied to bank holding companies on a consolidated basis with all banks owned by the holding company. The FDIC's risk capital guidelines apply directly to state banks regardless of whether they are a subsidiary of a bank holding company. Both agencies' requirements (which are substantially similar) provide that banking organizations must have capital equivalent to 8% of weighted risk assets. The risk weights assigned to assets are based primarily on credit risks.

        Depending upon the risks associated with a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. A risk weight of 50% is assigned to loans secured by owner-occupied one to four family residential mortgages. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets. At March 31, 2001, the Bank's total risk-based capital and Tier 1 capital ratios were 10.22% and 9.33%. Both the Federal Reserve Board and the FDIC have also implemented minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of bank and bank holding companies. Under these rules, banking institutions are required to maintain a ratio of 3% "Tier 1"capital to total assets (net of goodwill). Tier 1 capital includes common stockholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries.

        Both the risk-based capital guidelines and the leverage ratio are minimum requirements applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well-diversified risk, excellent asset quality, high liquidity, good earnings and in general, be considered strong banking organizations, rated composite 1 under the CAMELS rating system for banks or the BOPEC rating system for bank holding companies. Institutions with lower ratings and institutions with high levels of risk or which are experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

        The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), created five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in FDICIA and used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, any entity controlling a bank (i.e., a holding company) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of 5% of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions are restricted from paying management fees, dividends and other capital distributions, are subject to certain asset growth restrictions and are required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business. As a banking institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be "critically undercapitalized."

        Each federal banking agency has now prescribed standards for all insured depository institutions and their holding companies relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits. In addition, the federal banking regulatory agencies have prescribed regulatory standards specifying: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institution stock or depository institution holding companies; and (iv) such other standards relating to asset quality, earnings and valuation as the agency deems appropriate. Finally, each federal banking agency was required to prescribe standards for employment contracts and other compensation arrangements of executive officers, employees, directors and principal stockholders of insured depository institutions which would prohibit compensation and benefits and other arrangements that are excessive or that could lead to a material financial loss for the institution. If an insured depository institution or its holding company fails to meet any of the standards described above, it is required to submit an acceptable plan. The appropriate federal banking agency will then require the institution or holding company to correct the deficiency, and until corrected, may impose restrictions on the institution or the holding company including any of the restrictions applicable under the prompt corrective action provisions of FDICIA.

        The following table reflects the capital thresholds that are now required for all FDIC insured depository institutions:

                                                                             Tier 1
                                    Total Risk-Based   Tier 1 Risk-Based    Leverage
                                     Capital Ratio        Capital Ratio      Ratio
Well Capitalized (1)                       10%                 6%               5%
Adequately Capitalized (1)                  8%                 4%               4%(3)
Undercapitalized (2)                      < 8%               < 4%             < 4%
Significantly Undercapitalized (2)        < 6%               < 3%             < 3%
Critically Undercapitalized                --                 --              < 2%

(Footnotes to follow this page)

-----------------------------

(1)     An institution must meet all three minimums.

(2) An institution falls into this category if it is below the specified capital level for any of the three capital measures.

(3) 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.

        Based upon the above regulatory ratios, the Bank is considered to be well capitalized.

        In order to comply with FDICIA, the Federal Reserve Board and the FDIC adopted a final rule which institutes guidelines defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, director and officer compensation, asset quality, earnings and stock valuation. These standards were designed to bolster and protect the deposit insurance fund.

        Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, restrictions on interstate acquisitions of banks by bank holding companies were repealed, such that bank holding companies are able to acquire any Florida-based bank, subject to certain deposit percentage and other restrictions. De novo branching by an out-of-state bank is permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state continues to be subject to applicable state branching laws. Florida permits interstate branching through acquisition, but does not allow de novo branching.

        The scope of regulations and permissible activities of the Bank and Madison BancShares is subject to change by future federal and state legislation.

                  PROPOSAL II - ADJOURNMENT OF SPECIAL MEETING

        The Bank seeks your approval to adjourn the Special Meeting in the event that the number of proxies sufficient to approve Proposal I are not received by June 19, 2001. In order to permit proxies which have been received by the Bank at the time of the Special Meeting to be voted, if necessary, for the adjournment, the Bank is submitting the question of adjournment to permit further solicitation of proxies to approve Proposal I as a separate matter for consideration. If it is necessary to adjourn the Special Meeting and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting need be given the shareholders, other than an announcement made at the Special Meeting.

--------------------------------------------------------------------------------

                 THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY
              RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL II.

--------------------------------------------------------------------------------


                                LEGAL PROCEEDINGS

        Neither the Bank nor Madison BancShares is or has been involved in any litigation or legal proceeding other than in the normal course of business.

                              SHAREHOLDER PROPOSALS

        If the reorganization is consummated, proxy solicitation materials with respect to the Bank's 2002 Annual Meeting of Shareholders will not be required. If the reorganization is not consummated, shareholders who wish to have a proposal considered for inclusion in the Bank's proxy solicitation materials for the 2002 Annual Meeting of Shareholders must submit such proposal to the Corporate Secretary by no later than November 16, 2001. If the reorganization is consummated, proxy solicitation materials will be sent by Madison BancShares in connection with its first Annual Meeting of Shareholders to be held in 2002.

        Any shareholder of Madison BancShares wishing to have a proposal considered for inclusion in Madison Bancshares' 2002 proxy solicitation materials must submit such proposal in writing to the Corporate Secretary of Madison BancShares by no later than November 16, 2001. The Board of Directors of the Bank or Madison BancShares (whichever shall then be the corporation sending proxy solicitation materials) will review any shareholder proposals it receives by the required date and will determine whether any such proposals should be included in the proxy solicitation materials.

        The proposed Bylaws of Madison BancShares also provide for an advance notice procedure for shareholders who wish to propose new business at a meeting of shareholders. Such proposals shall be made by timely notice in writing to the Chairman of the Board and Secretary of Madison BancShares at least 10 business days before such meeting.



PALM HARBOR, FLORIDA
MAY 25, 2001